Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FIRST QUARTER FISCAL 2012 RESULTS
First Quarter Comparable Store Sales Increased 14%
Company Raises Fiscal 2012 Outlook
NASHVILLE, Tenn., May 26, 2011 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the first quarter ended April 30, 2011 of $15.0 million, or $0.63 per diluted share, compared to earnings from continuing operations of $8.6 million, or $0.36 per diluted share, for the first quarter ended May 1, 2010. Fiscal 2012 first quarter earnings reflected pretax charges of $1.2 million, or $0.04 per diluted share, related to fixed asset impairments and other expenses. Fiscal 2011 first quarter earnings reflected pretax charges of $2.4 million, or $0.06 per diluted share, primarily for fixed asset impairments.
     Adjusted for the listed items in both periods, earnings from continuing operations were $15.7 million, or $0.67 per diluted share, for the first quarter of Fiscal 2012, compared to $10.1 million, or $0.42 per diluted share, for the first quarter of Fiscal 2011. For consistency with Fiscal 2012’s previously announced earnings expectations and the adjusted results for the prior period announced last year, neither of which reflected the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Net sales for the first quarter of Fiscal 2012 increased 20% to $482 million from $401 million in the first quarter of Fiscal 2011. Comparable store sales in the first quarter of Fiscal 2012 increased by 14%. The Journeys Group’s comparable store sales for the quarter rose by 15%, the Lids Sports Group’s increased by 16%, Underground Station’s comps were up 6%, and Johnston & Murphy Retail’s increased by 10%. Internet and catalog sales across the Company increased 24% on a comp basis in the quarter.
     Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “We were very pleased with the strong sales and earnings growth we generated in the first quarter. Our performance was driven by our two largest businesses, Journeys and Lids Sports, both of which delivered mid-teens comparable store sales increases and grew operating income 94% and 49%, respectively. These contributions helped us achieve a significant improvement in profitability and provided us with good momentum to start the year.”

     Dennis also discussed the Company’s updated outlook. “Based on our first quarter performance and current visibility, we are raising our Fiscal 2012 guidance. We now expect full year diluted earnings per share to be in the range of $2.90 to $2.97, which represents a 17% to 20% increase over last year’s earnings, up from our previous guidance range of $2.78 to $2.85. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are projected to total approximately $4 million to $5 million pretax, or $0.10 to $0.13 per share, after tax, in Fiscal 2012. This guidance assumes comparable store sales of 5% to 6% for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release. The Company noted that the revised guidance does not reflect the effects of a possible disruption of the 2011-2012 NFL season. The Company estimates that the loss of the full season could result in a reduction of up to $5.5 million in pretax earnings in the Lids Sports Group, reducing consolidated earnings per share by up to $0.14.
     Dennis concluded, “The pace of our business has been better than expected over the past several quarters. As a result, we are currently tracking ahead of our current 5-year growth plans which include achieving $2.3 billion in revenues and 8% operating margins by Fiscal 2015. We are encouraged by our recent performance and are optimistic that we have the strategies, infrastructure, and financial flexibility to further build our market positions and create meaningful long-term value for our shareholders.”
Conference Call and Management Commentary
     The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on May 26, 2011 at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include the costs of responding to and liability in connection with the network intrusion announced in December 2010, the effects of a disruption of the NFL season on Lids Sports’ and the Company’s results, adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments; weakness in the consumer economy, competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,285 retail stores throughout the U.S. and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Lids and Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company’s Lids Sports Group operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	April 30,	May 1,
In Thousands	2011	2010

Net sales	$481,502	$400,853
Cost of sales	233,960	192,782
Selling and administrative expenses	220,773	191,077
Restructuring and other, net	1,244	2,443

Earnings from operations	25,525	14,551

Interest expense, net	514	235

Earnings from continuing operations before income taxes	25,011	14,316

Income tax expense	10,036	5,753

Earnings from continuing operations	14,975	8,563

(Provision for) earnings from discontinued operations, net	(182)	53

Net Earnings	$14,793	$8,616

Earnings Per Share Information

	Three Months Ended
	April 30,	May 1,
In Thousands (except per share amounts)	2011	2010

Preferred dividend requirements	$49	$49

Average common shares — Basic EPS	22,940	23,462

Basic earnings per share:
Before discontinued operations	$0.65	$0.36
Net earnings	$0.64	$0.37

Average common and common equivalent shares — Diluted EPS	23,564	23,898

Diluted earnings per share:
Before discontinued operations	$0.63	$0.36
Net earnings	$0.63	$0.36

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	April 30,	May 1,
In Thousands	2011	2010 *

Sales:
Journeys Group	$208,714	$181,891
Underground Station Group	25,803	26,073
Lids Sports Group	169,676	119,988
Johnston & Murphy Group	48,051	44,537
Licensed Brands	28,950	28,142
Corporate and Other	308	222

Net Sales	$481,502	$400,853

Operating Income (Loss):
Journeys Group	$16,311	$8,425
Underground Station Group	1,147	649
Lids Sports Group	14,004	9,414
Johnston & Murphy Group	2,895	2,059
Licensed Brands	3,304	4,532
Corporate and Other**	(12,136)	(10,528)

Earnings from operations	25,525	14,551

Interest, net	514	235

Earnings from continuing operations before income taxes	25,011	14,316

Income tax expense	10,036	5,753

Earnings from continuing operations	14,975	8,563

(Provision for) earnings from discontinued operations, net	(182)	53

Net Earnings	$14,793	$8,616

*	Certain expenses previously allocated to corporate in Fiscal 2011 have been reallocated to operating divisions to conform to current year presentation. Fiscal 2011 has been restated to reflect this new allocation.

**	Includes a $1.2 million charge in the first quarter of Fiscal 2012 which includes $0.7 million in asset impairments, $0.4 million for network intrusion expenses and $0.1 million for other legal matters. Includes a $2.4 million charge in the first quarter of Fiscal 2011 for asset impairments.

GENESCO INC.
Consolidated Balance Sheet

	April 30,	May 1,
In Thousands	2011	2010

Assets
Cash and cash equivalents	$56,760	$105,399
Accounts receivable	43,858	29,411
Inventories	371,802	295,514
Other current assets	53,855	51,017

Total current assets	526,275	481,341

Property and equipment	196,065	208,732
Other non-current assets	249,404	198,027

Total Assets	$971,744	$888,100

Liabilities and Equity

Accounts payable	$127,434	$111,163
Other current liabilities	99,315	76,596

Total current liabilities	226,749	187,759

Long-term debt	—	—
Other long-term liabilities	100,953	108,165
Equity	644,042	592,176

Total Liabilities and Equity	$971,744	$888,100

GENESCO INC.
Retail Units Operated — Three Months Ended April 30, 2011

	Balance		Acquisi-		Balance			Balance
	01/30/10	Open	tions	Close	01/29/11	Open	Close	04/30/11

Journeys Group	1,025	9	0	17	1,017	2	8	1,011
Journeys	819	6	0	12	813	2	7	808
Journeys Kidz	150	3	0	4	149	0	0	149
Shi by Journeys	56	0	0	1	55	0	1	54
Underground Station Group	170	0	0	19	151	0	6	145
Lids Sports Group	921	41	58	35	985	8	13	980
Johnston & Murphy Group	160	3	0	7	156	1	2	155
Shops	116	2	0	7	111	0	2	109
Factory Outlets	44	1	0	0	45	1	0	46

Total Retail Units	2,276	53	58	78	2,309	11	29	2,291

Constant Store Sales

	Three Months Ended
	April 30,	May 1,
	2011	2010

Journeys Group	15%	2%
Underground Station Group	6%	0%
Lids Sports Group	16%	10%
Johnston & Murphy Group	10%	10%

Total Constant Store Sales	14%	5%

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended April 30, 2011 and May 1, 2010

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	April 2011	on EPS	May 2010	on EPS

Earnings from continuing operations, as reported	$14,975	$0.63	$8,563	$0.36

Adjustments: (1)
Impairment & lease termination charges	451	0.02	1,439	0.06
Other legal matters	60	—	56	—
Network intrusion expenses	241	0.02	—	—
Higher effective tax rate	13	—	89	—

Adjusted earnings from continuing operations (2)	$15,740	$0.67	$10,147	$0.42

(1)	All adjustments are net of tax. The tax rate for the first quarter of Fiscal 2012 is 39.65% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the first quarter of Fiscal 2011 is 39.0% excluding a FIN 48 discrete item of $0.1 million.

(2)	Reflects 23.6 million share count for Fiscal 2012 and 23.9 million share count for Fiscal 2011 which includes common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 28, 2012

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2012		Fiscal 2012

Forecasted earnings from continuing operations	$67,414	$2.86	$65,542	$2.79

Adjustments: (1)
Impairment and intrusion expenses	2,661	0.11	2,661	0.11

Adjusted forecasted earnings from continuing operations (2)	$70,075	$2.97	$68,203	$2.90

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2012 is 39.5% excluding a FIN 48 discrete item of $0.6 million.

(2)	Reflects 23.5 million share count for Fiscal 2012 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.